UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 20, 2006

CHINA SHEN ZHOU MINING & RESOURCES, INC.

(Exact name of registrant as specified in its charter)

            Nevada                                 033-03385-LA                                87-0430816           .

(State of Incorporation)              (Commission File No.)          (IRS Employer ID Number)

No. 166 Fushi Road Zeyang Tower, Shijingshan District, Beijing, China 100043

(Address of principal executive offices)

86-010-68867292

(Registrant’s telephone number, including area code)

Not applicable.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

        (17  CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

        (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement.

On November 20, 2006, China Shen Zhou Mining & Resources, Inc. (the “Company”) announced that it has entered into a financing term sheet and agreement (the “Agreement”) for a US$28.0 million financing with Citadel Equity Fund Ltd. (“Citadel”).  Subject to completion of satisfactory due diligence scheduled for completion by December 10, 2006, the Agreement calls for Citadel to acquire $28.0 million of senior secured convertible notes due in 2012 with a cash coupon rate of 6.75%, subject to certain adjustments.

The Company intends to use the financing proceeds for the purchase of a mine in neighboring Kyrgyzstan; to cover additional capital expenditures for existing and new mine properties in China; and to cover working capital needs.  As part of the binding term sheet and subject to certain closing conditions, Citadel has further agreed that it may provide an interim bridge financing to the Company in order for the Company to close an intended transaction on November 27, 2006, with Kichi Chaarat, which owns the mine property and exploring rights for the Kalu Tiegailieke Copper and Gold Mine in Kyrgyzstan and located across the border from the Company’s existing Tianzhen Mine in far western Xinjiang Province.   The Company is in the process of finalizing the terms of an agreement to purchase the mining property at an expected total cost of approximately $10 million ($U.S.)

Under the terms of the financing, the Company will issue $28.0 million of convertible notes with a cash coupon of 6.75%, and a total yield of 11.75% per annum.   The convertible notes will have a maturity date of December 10, 2006, unless earlier converted by the holder, and are callable after three years at 110% of the principal amount, plus accrued interest.   The notes are convertible into the Company's common shares at a price of  $3.20 per share, or a 14.3% premium over the Company’s closing stock price of $2.80 on November 16, 2006, subject to certain adjustment provisions based on the market price of the Company’s stock and certain future events.  The closing of the financing will be subject to the preparation and execution of definitive agreements which contain customary representations, warranties and conditions, and which contain certain covenants, restrictions and limitations concerning the Company’s operations and activities while the notes are outstanding.

Citadel Equity Fund, Ltd., is an affiliate of Citadel Investment Group, L.L.C., one of the world’s most sophisticated alternative investment institutions.  Affiliates of Citadel Investment Group, LLC, including Citadel Equity Fund, Ltd. have approximately $12.8 billion of investment capital across a diversified investment portfolio in markets throughout the world.  Citadel Investment Group, L.L.C. and its affiliates maintain offices in Hong Kong, Chicago, New York, San Francisco, Tokyo and London.

American Eastern Securities, Inc., a private investment firm based in downtown Los Angeles, acted as placement agent for the Company.

ITEM 9.01 Financial Statements and Exhibits

Exhibits

A copy of the following exhibit is included as an exhibit to this Form 8-K pursuant to Item 601 of Regulation S-B.

Exhibit No.

Title of Document

99.1

Press Release dated November 20, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGISTRANT:

CHINA SHEN ZHOU MINING & RESOURCES, INC.

Date:  November 21, 2006

By  /s/ Yu Xiao-Jing

Yu Xiao-Jing, President